UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

☐	Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ENBRIDGE ENERGY MANAGEMENT, L.L.C.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ENBRIDGE ENERGY MANAGEMENT, L.L.C.

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

                             November 23, 2018

Dear Shareholder:

We are contacting you regarding the proxy materials (the “proxy statement”) we recently sent you in connection with the special meeting of shareholders of Enbridge Energy Management, L.L.C. (“EEQ” or the “Company”) scheduled for December 17, 2018. Your vote is extremely important no matter how many shares you hold.

For the reasons set forth in the proxy statement, dated November 9, 2018 and available by accessing EEQ’s website at https://www.enbridgemanagement.com/ under the “Investor Relations” link, and then under the heading “Financial Information”, your Board of Directors recommends that you vote “FOR” all proposals and the Special Committee of the Board of Directors recommends you vote “FOR” the approval of the Merger Agreement, the proposal to waive and amend certain provisions of the limited liability company agreement and the proposal to adopt an amendment to the limited liability company agreement.

If you have any questions or need assistance with voting, please contact our proxy solicitor, D.F. King, toll-free at (800) 207-3159.

On behalf of the EEQ Board, thank you for your continued support.

Sincerely,

Jeffrey A. Connelly
Chairman of the Board of Directors
Enbridge Energy Management, L.L.C.

You may use one of the following simple methods to promptly provide your voting instructions:

Vote by Internet – Please access the website listed on your proxy card or voting instruction form and follow the instructions provided.

Vote by Telephone - Please call the toll free number listed on your proxy card or voting instruction form and follow the instructions provided.

Vote by Mail - Mark, sign, date and return your proxy card/voting instruction form in the postage-paid return envelope provided.